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                                                                      EXHIBIT 99

(WILLBROS GROUP, INC. LOGO)

NEWS RELEASE                               CONTACT:   Michael W. Collier
                                                      Investor Relations Manager
                                                      Willbros USA, Inc.
                                                      (713) 403-8016

FOR IMMEDIATE RELEASE                                 Jack Lascar
                                                      Partner
                                                      DRG&E/(713) 529-6600


                         WILLBROS ANNOUNCES OFFERING OF
                      $60 MILLION CONVERTIBLE SENIOR NOTES

HOUSTON - March 4, 2004 - Willbros Group, Inc. (NYSE: WG) announced today its intention to sell, subject to market and other conditions, $60 million aggregate principal amount of its Convertible Senior Notes due 2024 in a private, unregistered offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). Willbros intends to grant the initial purchaser an option to purchase up to an additional $10 million principal amount of the notes in connection with the offering.

The notes will be convertible into shares of Willbros' common stock, subject to certain conditions. The initial conversion price, the interest rate and other terms of the convertible notes will be determined upon pricing of such securities.

Willbros intends to use the net proceeds of the offering to:

     o   Retire existing indebtedness of $14 million;

     o   Provide capital to support expansion of current operations; and

     o Fund possible acquisitions of assets and businesses, which would complement Willbros' capabilities, including asset development.


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The notes will be offered only to "qualified institutional buyers" in accordance with Rule 144A. The notes to be offered and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or the shares of common stock issuable upon conversion of the notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to Rule 135c under the Securities Act.

Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide.

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